Filed pursuant to Rule 433 Registration Statement Nos. 333-162219 and 333-162219-01 August 11, 2011

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(V): Quotation from yesterday

Market	Last price	Performance	%	Products	Document	Chart
Aluminium	2414.00		-0.41 %**			
Brent Crude Oil	106.50		+3.70 %**			
Copper	8662.00		-1.19 %**			
Corn	689.00		+0.00 %**			
Gold	1770.00		+0.75 %**			
Natural Gas	4.01		+0.25 %**			
Nickel	(V) 24123.00		+0.84 %**			
Orange Juice	158.70		-5.84 %**			
Palladium	729.80		+0.39 %**			
Platinum	1768.80		+0.77 %**			
Silver	39.26		+4.03 %**			
Soy Bean	1299.50		-0.02 %**			
Sugar Future	27.50		+0.36 %**			
Wheat	720.00		+2.31 %**			
Zinc	2137.00		+0.47 %**			

Please read the relevant prospectus, which contains material terms of the securities and important risks that you should consider, before investing. If the securities are Capital Protected Notes, please bear in mind that they protect your principal invested only against any decline in the underlying market measure at maturity. They are not guaranteed or insured by the Federal Deposit Insurance Corporation (FDIC) or secured by collateral, nor are they obligations of or guaranteed by the UK government. All payments due on Capital Protected Notes remain subject to the credit risk of the issuer and its parent company.

Disclaimer

Information on the website regarding the performance of a security or the underlying or any other financial instrument always relates to the past. **Past performance is not indicative of future results.**

SEC Legend

The Royal Bank of Scotland N.V. ("RBS N.V.") and The Royal Bank of Scotland plc ("RBS plc") have each filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (the "SEC") for the offering of securities that are issued by RBS N.V. and guaranteed by RBS Holdings N.V. or that are issued by RBS plc and guaranteed by The Royal Bank of Scotland Group plc. Before you invest in any securities referenced on this website, you should read the prospectus in the relevant registration statement and other documents that have been filed with the SEC for more complete information about relevant issuer and guarantor, and their respective offerings. You may get these documents for free by visiting EDGAR on the SEC's website at www.sec.gov. Alternatively, RBS N.V., RBS plc, or their affiliates will arrange to send you the prospectus if you request it by calling toll free 1-(888) 644-2048.

** From close of business yesterday

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